Filed pursuant to Rule 433
Dated January 11, 2007
Relating to
Pricing Supplement No. 178 dated January 11, 2007 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series F

One Month Floating Rate Senior Notes Due 2010
Three Month Floating Rate Senior Notes Due 2010

One Month Floating Rate Senior Notes Due 2010
Issuer:	Morgan Stanley
Principal Amount:	$750,000,000
Maturity Date:	January 15, 2010
Trade Date:	January 11, 2007
Original Issue Date (Settlement):	January 17, 2007
Interest Accrual Date:	January 17, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.20%
All-in Price:	99.80%
Net Proceeds to Issuer:	$748,500,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.09%
Index Maturity:	One month
Index Currency:	U.S. Dollars
Interest Payment Period:	Monthly
Interest Payment Dates:	The 15th of each month, commencing February 15, 2007
Day Count Convention:	Actual/360
Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	February 15, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Monthly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446C31
ISIN:	US617446C318
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Three Month Floating Rate Senior Notes Due 2010
Issuer:	Morgan Stanley
Principal Amount:	$1,750,000,000
Maturity Date:	January 15, 2010
Trade Date:	January 11, 2007
Original Issue Date (Settlement):	January 17, 2007
Interest Accrual Date:	January 17, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.20%
All-in Price:	99.80%
Net Proceeds to Issuer:	$1,746,500,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.09%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 15, April 15, July 15 and October 15, commencing April 16, 2007
Day Count Convention:	Actual/360
Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	April 16, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446C49
ISIN:	US617446C490
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006